Exhibit 99(b)

Contacts:     James Mahoney
              (617) 346-5472

                              FLEET FINANCIAL GROUP
                 DECLARES 10% INCREASE IN COMMON STOCK DIVIDEND
              DECLARES REGULAR QUARTERLY PREFERRED STOCK DIVIDENDS


     Boston, Massachusetts, October 21, 1998: The Board of Directors of Fleet Financial Group, Inc. (NYSE: FLT) today declared a 10% increase in Fleet's quarterly common stock dividend to $.27 per common share. The dividend will be payable on January 1, 1999 to shareholders of record on December 3, 1998.

     The Board of Directors also declared regular quarterly dividends of $.825 per depositary share on the Corporation's Series VII Fixed/Adjustable Rate Cumulative Preferred Stock and $.825 per depositary share on the Corporation's Series VIII Fixed/Adjustable Rate Cumulative Preferred Stock. The preferred stock dividends on these two issues are payable on January 1, 1999 to shareholders of record on December 15, 1998.

     Fleet Financial Group, headquartered in Boston and listed on the New York Stock Exchange (NYSE: FLT), is a diversified financial services company with $99.5 billion in assets and more than $74 billion in assets under management. Fleet is the nation's sixth largest commercial lender and New England's leading small business lender. Fleet's products and services include consumer banking, government banking, mortgage banking, corporate finance, commercial real estate lending, credit cards, insurance services, cash management, capital markets, equipment leasing and asset-based lending. Fleet also provides a wide array of investment management services for both individuals and institutional clients and operates the nation's third largest discount brokerage firm through its Quick & Reilly, Inc. subsidiary. With 1,200 branches and more than 2,400 ATMs, Fleet also provides 24-hour telephone banking as well as online banking services through the Internet and through its PC Banking software for individuals and businesses.